SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

Exhibit (l)

October 15, 2010

Ironwood Institutional Multi-Strategy Fund LLC One Market Plaza, Steuart Tower, Suite 2500 San Francisco, California 94105

Ladies and Gentlemen:

We have acted as counsel for Ironwood Institutional Multi-Strategy Fund LLC (the “Fund”), a limited liability company organized under the laws of the State of Delaware, in connection with the filing of Pre-Effective Amendment No. 1 to its Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 333-169122 and 811-22463) (the “Registration Statement”).

As counsel to the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the units of limited liability company interests (the “Units”) in the manner referred to in the Registration Statement.  In addition, we have examined and are familiar with the Amended and Restated Limited Liability Company Agreement of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Units, upon issuance and sale in accordance with the terms, conditions, requirements and procedures set forth in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Units.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectuses and statements of additional information constituting parts thereof.

Very truly yours,
/s/ Sidley Austin LLP
SIDLEY AUSTIN LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships